Exhibit 99.1

Tango Therapeutics Reports Third Quarter 2021 Financial Results

and Provides Business Highlights

– Strong cash position of $504 million supports advancing discovery and clinical pipeline into second half of 2024 –

– On track for IND filing in fourth quarter of 2021 for TNG908, an MTA-cooperative PRMT5 inhibitor that is synthetic lethal with MTAP deletion, for multiple cancers –

CAMBRIDGE, Mass. – November 9, 2021 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the third quarter ended September 30, 2021 and provided business highlights.

“This quarter was highlighted by our transition to a public company. We are pleased to have successfully completed the business combination with BCTG Acquisition Corp. (BCTG), and raised sufficient capital to fund operations into the second half of 2024,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “We are focused on progressing our pipeline, and in particular, advancing our lead program, an MTAP-selective PRMT5 inhibitor, TNG908, into the clinic in the first half of 2022. An additional highlight of this quarter, and in of support of our advancing development programs, we are pleased to welcome Dr. Marc Rudoltz as Chief Medical Officer.”

Recent Business Highlights

•

TNG908, MTA-cooperative PRMT5 inhibitor selective for cancers with MTAP deletion, on track for filing an IND. The Company plans to file an investigational new drug (IND) application in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022. Preclinical efficacy data of TNG908 that showed strong regressions in multiple MTAP deleted solid tumor patient derived xenograft (PDX) models was presented at AACR-NCI-EORTC.

•

Strengthened the management team with the hires of Dr. Marc Rudoltz as Chief Medical Officer and Doug Barry as General Counsel. In November, the Company announced the senior management appointments of Dr. Rudoltz and Mr. Barry. Dr. Rudoltz brings more than 20 years’ experience leading all phases of clinical drug development to Tango. Mr. Barry has been practicing corporate law for more than 20 years, most recently at Alexion and has extensive experience in public reporting and corporate governance.

•

Presented preclinical data on lead program and discovery platform at AACR-NCI-EORTC 2021. Last month, the Company presented five abstracts as virtual posters at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The posters highlight the potential applicability of synthetic lethal drug targeting across a range of cancer types.

•

Closed business combination with BCTG Acquisition Corp., completing transition to a public company. In August, the Company closed the business combination with BCTG, a special purpose acquisition company (SPAC) sponsored by Boxer Capital, and the private investment in public equity (PIPE) financing, resulting in gross proceeds of $342 million to Tango.

Financial Results

At September 30, 2021, the Company held $503.8 million in cash, cash equivalents and marketable securities, which the company believes to be sufficient to fund operations into the second half of 2024.

Collaboration revenue was $6.8 million for the three months ended September 30, 2021 compared to $(11.3) million for the same period in 2020, which was derived from the Gilead collaboration. The increase was primarily due to the charge against revenue of $11.3 million driven by the amendment to the collaboration agreement with Gilead during the third quarter of 2020. The amendment resulted in a change to the transaction price and a cumulative catch-up adjustment to the revenue previously recognized from the Gilead collaboration.

Research and development expenses were $21.9 million for the three months ended September 30, 2021 compared to $13.0 million for the same period in 2020. The increase was primarily due to expenses relating to our lead product candidate, TNG908, and the advancement of our other drug discovery programs, as well as personnel-related costs, including stock-based compensation, consulting and professional fees.

General and administrative expenses were $4.4 million for the three months ended September 30, 2021, compared to $2.5 million for the same period in 2020. The increase was primarily due to personnel-related costs, including stock-based compensation.

Net loss for the three months ended September 30, 2021, was $19.6 million, or $0.28 per share, compared to a net loss of $26.8 million, or $0.76 per share, in the same period in 2020.

About Tango Therapeutics

Tango Therapeutics is a biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance, goals, expectations, beliefs and development objectives for Tango’s product pipeline. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, statements concerning the following include or constitute forward-looking statements: the Company’s strong cash position (of $504 million) will support clinical and discovery pipeline advancement, and operations, into second half of 2024; the Company will make an IND filing in fourth quarter of 2021 (and expects to commence clinical trials in the first half of 2022) for TNG908, an MTA-cooperative PRMT5 inhibitor that is synthetic lethal with MTAP deletion for multiple cancers; the Company will continue to advance its development programs in the future; and the potential applicability of synthetic lethal drug targeting across a range of cancer types, including TNG908. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Tango has a limited operating history and has not generated any revenue to date from drug sales, and may never become profitable; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts; Tango may need to spend additional cash resources more quickly than expected to advance our product candidates and conduct clinical trials; we may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; our products candidates may cause adverse or other undesirable side effects that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug product; our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad;

and delays and other impacts on product development and clinical trials from the COVID-19 pandemic. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Prospectus as filed with the SEC pursuant to Rule 424(b)(3) on October 8, 2021. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin

Argot Partners

tango@argotpartners.com

Media Contact:

Joshua R. Mansbach

Argot Partners

tango@argotpartners.com

Condensed Consolidated Statement of Operations

(In thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenue	$6,787	$(11,261)	$31,326	$(1,486)

Operating expenses:
Research and development	$21,923	$12,977	$56,002	$34,928
General and administrative	4,433	2,518	11,530	6,849

Total operating expenses	26,356	15,495	67,532	41,777

Loss from operations	(19,569)	(26,756)	(36,206)	(43,263)

Other income (expense), net	41	(46)	132	155

Loss before income taxes	(19,528)	(26,802)	(36,074)	(43,108)
Provision for income taxes	(62)	—	(115)	—

Net loss	$(19,590)	$(26,802)	$(36,189)	$(43,108)

Net loss per common share – basic and diluted	$(0.28)	$(0.76)	$(0.68)	$(1.48)
Weighted average number of common shares outstanding – basic and diluted	70,160,663	35,069,988	53,397,557	29,176,082

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$204,974	$28,381
Marketable securities	298,831	161,939
Accounts receivable	8,000	2,000
Prepaid expenses and other current assets	4,534	1,312

Total current assets	516,339	193,632
Property and equipment, net	4,706	3,823
Operating lease right-of-use assets	6,732	7,480
Restricted cash	2,279	2,279
Other assets	81	38

Total assets	$530,137	$207,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,109	$1,841
Accrued expenses and other current liabilities	9,978	6,140
Operating lease liabilities	1,092	959
Deferred revenue	27,807	31,977

Total current liabilities	41,986	40,917
Operating lease liabilities, net of current portion	6,089	6,925
Deferred revenue, net of current portion	116,649	120,805
Other long-term liabilities	—	5

Total liabilities	164,724	168,652
Total stockholders’ deficit	365,413	38,600

Total liabilities and stockholders’ equity	$530,137	$207,252